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EXHIBIT 21

P & F INDUSTRIES, INC.

SUBSIDIARIES OF THE REGISTRANT

Countrywide Hardware, Inc., a Delaware Corporation

d/b/a	Nationwide Industries, Inc. Franklin Manufacturing

Embassy Industries, Inc., a New York Corporation

d/b/a	Embassy Industries, Inc.

Florida Pneumatic Manufacturing Corporation, a Florida Corporation

d/b/a	Florida Pneumatic Manufacturing Corporation Universal Tool Pipemaster Berkley Tool

Green Manufacturing, Inc. a Delaware Corporation

d/b/a	Green Manufacturing, Inc.

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P & F INDUSTRIES, INC. SUBSIDIARIES OF THE REGISTRANT